The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Amendment No. 1 Dated March 28, 2018 to Preliminary Pricing Supplement Dated March 26, 2018

Pricing Supplement dated March , 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Capped Airbag GEARS

Linked to an Unequally Weighted Basket of Three Exchange-Traded Funds due on or about March 31, 2021

Investment Description

The Capped Airbag GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of an unequally weighted basket (the “Basket”) consisting of the SPDR® S&P 500® ETF Trust, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF (each, a “Basket Component” and, together, the “Basket Components”). If the Basket Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Basket Return times the Upside Gearing of 1.5, up to the Maximum Gain of 24.00%. If the Basket Return is zero or negative but the Final Basket Level is greater than or equal to the Downside Threshold (70% of the Initial Basket Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Basket Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage of 30%. In this case, you will be exposed on a leveraged basis to the decline in the Basket in excess of the Threshold Percentage, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Due to the unequal weighting of the Basket Components, the performance of the SPDR® S&P 500® ETF Trust will have a significantly larger impact on the return on the Securities than the performances of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Basket, up to the Maximum Gain.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative but the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	March 28, 2018
	Settlement Date:	March 29, 2018
	Final Valuation Date[2]:	March 29, 2021
	Maturity Date[2]:	March 31, 2021

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Securities remains the same. The Initial Component Price of each Basket Component is the Closing Price of that Basket Component on March 27, 2018 and is not the Closing Price of that Basket Component on the Trade Date.

[2] Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Capped Airbag GEARS linked to an unequally weighted basket consisting of the SPDR® S&P 500® ETF Trust, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per Security. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Basket Components	Weighting	Maximum Gain	Maximum Payment at Maturity per Security	Initial Component Price*	Upside Gearing	Initial Basket Level	Downside Gearing	Downside Threshold	Threshold Percentage	CUSIP/ ISIN
SPDR® S&P 500® ETF Trust (SPY)	65.00%	24.00%	$1,240.00	$260.60	1.5	100.00	1.4286	70.00, which is 70% of the Initial Basket Level	30%	06746R874 / US06746R8741
iShares® MSCI EAFE ETF (EFA)	25.00%			$68.65
iShares® MSCI Emerging Markets ETF (EEM)	10.00%			$47.53

* The Initial Component Price of each Basket Component is the Closing Price of that Basket Component on March 27, 2018 and is not the Closing Price of that Basket Component on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 22, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$1,000	$15	$985
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $915.00 and $965.50 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 22, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refers to the Capped Airbag GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of some or all of your initial investment, and you are willing to make an investment that is subject to leveraged downside market exposure to any decline of the Basket in excess of the Threshold Percentage.

♦  You believe the Basket will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Basket Components or the component securities held by the Basket Components.

♦  You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦  You understand and are willing to accept the risks associated with the Basket and the Basket Components.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate the loss of some or all of your initial investment, or you are not willing to make an investment that is subject to leveraged downside market exposure to any decline of the Basket in excess of the Threshold Percentage.

♦  You believe the Basket will depreciate over the term of the Securities and the Final Basket Level is likely to be less than the Downside Threshold, or you believe the Basket will appreciate over the term of the Securities by more than the Maximum Gain.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the Basket Components or the component securities held by the Basket Components.

♦  You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with the Basket or the Basket Components.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Basket and the Basket Components, please see the sections titled “The Basket,” “SPDR® S&P 500® ETF Trust,” “iShares® MSCI EAFE ETF” and “iShares® MSCI Emerging Markets ETF” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Security
Term[2,3]:	Approximately 3 years
Basket:

The Securities are linked to an unequally weighted basket (the “Basket”) consisting of three exchange-traded funds (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components, the Bloomberg ticker symbol for each Basket Component and the weighting of each Basket Component are as follows:

Basket Component[3]	Ticker	Weighting
SPDR® S&P 500® ETF Trust (the “SPY Fund”)	SPY	65.00%
iShares® MSCI EAFE ETF (the “EFA Fund”)	EFA	25.00%
iShares® MSCI Emerging Markets ETF (the “EEM Fund”)	EEM	10.00%
Payment at Maturity (per Security):

•  If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Gearing and (b) the Maximum Gain)

•  If the Basket Return is zero or negative but the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000 per Security.

•  If the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Threshold Percentage) × Downside Gearing]

If the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, your principal is exposed on a leveraged basis to the decline in the Basket in excess of the Threshold Percentage, and you will lose some or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.5
Maximum Gain:	24.00%
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100.00
Final Basket Level:	The Final Basket Level will be calculated as follows: 100 × [1 + (Component Return of SPY Fund × 65.00%) + (Component Return of EFA Fund × 25.00%) + (Component Return of EEM Fund × 10.00%)]
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows: Final Component Price – Initial Component Price Initial Component Price
Initial Component Price[3]:	With respect to each Basket Component, the Closing Price of that Basket Component on March 27, 2018, as specified on the cover of this pricing supplement. The Initial Component Price of each Basket Component is not the Closing Price of that Basket Component on the Trade Date.
Final Component Price[3]:	With respect to each Basket Component, the Closing Price of that Basket Component on the Final Valuation Date
Downside Gearing:	1.4286
Downside Threshold:	70.00, which is 70% of the Initial Basket Level
Threshold Percentage:	30%
Closing Price[3]:	With respect to each Basket Component, Closing Price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to any Basket Component or if a market disruption event occurs with respect to any Basket Component on the Final Valuation Date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the shares of a Basket Component are de-listed or if a Basket Component is liquidated or otherwise terminated, the Calculation Agent may select a successor Basket Component or, if no successor Basket Component is available, may accelerate the Maturity Date. In addition, in the case of certain events related to a Basket Component, the Calculation Agent may adjust any variable, including but not limited to, that Basket Component, Initial Component Price, Final Component Price and Closing Price of that Basket Component if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Basket Component. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

Investment Timeline
March 27, 2018:	The Initial Component Price of each Basket Component is observed and the Initial Basket Level is set equal to 100.

Maturity Date:

The Final Component Price of each Basket Component is observed and the Final Basket Level and the Basket Return are determined on the Final Valuation Date.

If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Gearing and (b) the Maximum Gain)

If the Basket Return is zero or negative but the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000 per Security.

If the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage. Accordingly, the payment at maturity per Security would be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Threshold Percentage) × Downside Gearing]

If the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, your principal is exposed on a leveraged basis to the decline in the Basket in excess of the Threshold Percentage, and you will lose some or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Due to the unequal weighting of the Basket Components, the performance of the SPY Fund will have a significantly larger impact on the return on the Securities than the performances of the EFA Fund and the EEM Fund. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket, any Basket Component, the component securities held by any Basket Component or the securities composing any Underlying Index (as defined with respect to each Basket Component under “SPDR® S&P 500® ETF Trust,” “iShares® MSCI EAFE ETF” and “iShares® MSCI Emerging Markets ETF” below). Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will repay you the principal amount of your Securities only if the Final Basket Level is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Basket Level is less than the Downside Threshold, you will be exposed on a leveraged basis to the decline in the Basket in excess of the Threshold Percentage and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage. Accordingly, you may lose some or all of your principal.

♦	Contingent repayment of principal applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the value of the Basket is greater than the Downside Threshold.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return itself, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	Your maximum return on the Securities is limited by the Maximum Gain — If the Final Basket Level is greater than the Initial Basket Level, for each Security, the Issuer will pay you at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Basket, which may be significant. We refer to this percentage as the Maximum Gain. Therefore, you will not benefit from any positive Basket Return in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Basket Components or the securities held by the Basket Components.

♦	The probability that the Final Basket Level will be less than the Downside Threshold will depend on the volatility of the Basket — Volatility is a measure of the degree of variation in the value of the Basket over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Basket Level will be less than the Downside Threshold, which would result in a loss of some or all of your principal at maturity. However, the Basket’s volatility can change significantly over the term of the Securities. The value of the Basket could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket and the potential loss of some or all of your principal at maturity.

♦	Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Securities, and changes in the values of the Basket Components may offset each other — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of another Basket Component may not increase as much, or may even decline in value. Therefore, in calculating the Basket Components’ performance on the Final Valuation Date, an increase in the value of a Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another Basket Component. Further, because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even a small decrease in value of the more heavily weighted Basket Component. In addition, however, high correlation of movements in the values of the Basket Components could adversely affect your return on the Securities during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of the Securities.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Securities is not the same as owning the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices — The return on your Securities may not reflect the return you would realize if you actually owned the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices would have.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities, the Basket and the Basket Components.

♦	Potential Barclays Bank PLC impact on the prices of the Basket Components — Trading or transactions by Barclays Bank PLC or its affiliates in the Basket Components, the component securities held by the Basket Components or the securities composing the Underlying Indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Basket Components, the component securities held by the Basket Components, or the securities composing the Underlying Indices may adversely affect the prices of the Basket Components and, therefore, the market value of the Securities.

♦	The Final Basket Level is not based on the value of the Basket at any time other than the Final Valuation Date — The Final Basket Level will be based solely on the Closing Price of each Basket Component on the Final Valuation Date and the payment at maturity will be based solely on the Final Basket Level as compared to the Initial Basket Level. Therefore, if the value of the Basket has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Basket Level been determined at a time prior to such decline or after the value of the Basket has recovered. Although the value of the Basket on the Maturity Date or at other times during the term of your Securities may be higher than the Final Basket Level, you will not benefit from the value of the Basket at any time other than the Final Valuation Date.

♦	Certain features of the Basket Components will impact the value of the Securities — The performance of each Basket Component will not fully replicate the performance of its Underlying Index, and each Basket Component may hold securities not included in its Underlying Index. The value of each Basket Component is subject to:

♦	Management risk. This is the risk that the investment strategy for a Basket Component, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. Each Basket Component may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Basket Component’s losses, and, as a consequence, the losses of your Securities, may be greater than if each Basket Component invested only in conventional securities.

♦	Transaction costs and fees. Unlike the Underlying Indices, each Basket Component will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the factors described above. In addition, a Basket Component may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Basket Component and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Basket Component and the liquidity of that Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of a Basket Component may vary substantially from the net asset value per share of that Basket Component. Because the Securities are linked to the performance of Basket Components and not the Underlying Indices, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Indices.

♦	Adjustments to a Basket Component or to its Underlying Index could adversely affect the value of the Securities — The investment adviser to each Basket Component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the related Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of a Basket Component. Any of these actions could adversely affect the value of that Basket Component and, consequently, the value of the Securities.

In addition, the publisher of each Underlying Index is responsible for calculating and maintaining the relevant Underlying Index. Each Underlying Index publisher may add, delete or substitute the securities composing the relevant Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing that Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of that Underlying Index. An Underlying Index publisher may also discontinue or suspend calculation or publication of the relevant Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the relevant Basket Component, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Basket Component, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Securities. If the Securities are accelerated, investors will not benefit from any potential appreciation of the Basket from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Basket Components and, consequently, the value of the Securities.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of any Underlying Index discontinues or suspends calculation of the relevant Underlying Index or any Basket Component is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

♦	Non-U.S. securities markets risks with respect to the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF — The component securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Risks associated with emerging markets with respect to the iShares® MSCI Emerging Markets ETF — The securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging market countries. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally, as described in the previous risk factor. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Beginning in June 2018, the securities held by the iShares® MSCI Emerging Markets ETF will include equity securities that are traded on mainland Chinese exchanges (as distinct from exchanges in Hong Kong). Shares traded on mainland Chinese exchanges, referred to as A-shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares of equity securities that may be held by foreign investors. These regulations may adversely affect the price of A-shares. Trading in A-shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

♦	The prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF — Because the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF are related to the U.S. dollar value of the component securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the prices of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF will be adversely affected and any payments on the Securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments between the countries represented in the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF and the United States; and

♦	the extent of governmental surpluses or deficits in the countries represented in the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF, the United States and other countries important to international trade and finance.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Basket Components on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Components and the component securities held by the Basket Components;

♦	the correlation (or lack of correlation) among the Basket Components;

♦	the time to maturity of the Securities;

♦	the market price and dividend rate on the Basket Components;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the component securities held by the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or the securities held by the Basket Components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Basket Components and the Basket and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a Basket Component on any date that the values of the Basket Components are to be determined; if the shares of a Basket Component are de-listed or if a Basket Component is liquidated or otherwise terminated, selecting a successor Basket Component or, if no successor Basket Component is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to that Basket Component that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities is respected, the IRS may assert that the Securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the

Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $1,000 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 3 years
Initial Basket Level:	100.00
Upside Gearing:	1.5
Maximum Gain:	24.00%
Downside Threshold:	70.00 (70% of the Initial Basket Level)
Threshold Percentage:	30%
Downside Gearing:	1.4286

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Component Prices, Final Component Prices or Final Basket Levels. The hypothetical Initial Component Prices of $100.00 for the SPY Fund, $100.00 for the EFA Fund and $100.00 for the EEM Fund have been chosen for illustrative purposes only and do not represent the actual Initial Component Prices for the Basket Components. The actual Initial Component Price of each Basket Component is set forth on the cover of this pricing supplement, the actual Final Component Price of each Basket Component will be the Closing Price of that Basket Component on the Final Valuation Date and the actual Final Basket Level will be determined on the Final Valuation Date. For historical performance of the Basket and historical Closing Prices of the Basket Components, please see the historical information set forth under the sections titled “The Basket,” “SPDR® S&P 500® ETF Trust,” “iShares® MSCI EAFE ETF” and “iShares® MSCI Emerging Markets ETF” below. We cannot predict the value of the Basket or the Closing Price of any Basket Component on any day during the term of the Securities, including on the Final Valuation Date.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on Securities at Maturity[1]
180.00	80.00%	$1,240.0000	24.00000%
170.00	70.00%	$1,240.0000	24.00000%
160.00	60.00%	$1,240.0000	24.00000%
150.00	50.00%	$1,240.0000	24.00000%
140.00	40.00%	$1,240.0000	24.00000%
130.00	30.00%	$1,240.0000	24.00000%
120.00	20.00%	$1,240.0000	24.00000%
116.00	16.00%	$1,240.0000	24.00000%
110.00	10.00%	$1,150.0000	15.00000%
105.00	5.00%	$1,075.0000	7.50000%
102.50	2.50%	$1,037.5000	3.75000%
100.00	0.00%	$1,000.0000	0.00000%
95.00	-5.00%	$1,000.0000	0.00000%
90.00	-10.00%	$1,000.0000	0.00000%
80.00	-20.00%	$1,000.0000	0.00000%
70.00	-30.00%	$1,000.0000	0.00000%
60.00	-40.00%	$857.1429	-14.28571%
50.00	-50.00%	$714.2857	-28.57143%
40.00	-60.00%	$571.4286	-42.85714%
30.00	-70.00%	$428.5714	-57.14286%
20.00	-80.00%	$285.7143	-71.42857%
10.00	-90.00%	$142.8571	-85.71429%
0.00	-100.00%	$0.0000	-100.00000%

[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $1,000 per Security.

Example 1 — The value of the Basket increases 2.50% from the Initial Basket Level of 100.00 to a Final Basket Level of 102.50, resulting in a Basket Return of 2.50%.

Basket Component	Initial Component Price	Final Component Price	Component Return	Weighting
SPY Fund	$100.00	$102.30	2.30%	65.00%
EFA Fund	$100.00	$102.50	2.50%	25.00%
EEM Fund	$100.00	$103.80	3.80%	10.00%

Step 1: Calculate the Final Basket Level based on the Final Component Prices and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1 + (2.30% × 65.00%) + (2.50% × 25.00%) + (3.80% × 10.00%)] = 102.50

Therefore, the Final Basket Level is 102.50, resulting in a Basket Return of 2.50%

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Price of each Basket Component is greater than its hypothetical Initial Component Price, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level.

Because the Basket Return of 2.50% is positive and such Basket Return multiplied by the Upside Gearing of 1.5 is less than the Maximum Gain of 24.00%, the Issuer will pay a payment at maturity calculated as follows per Security:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Gearing and (b) the Maximum Gain)
$1,000 + ($1,000 × 2.50% × 1.5) = $1,000 + $37.50 = $1,037.5000

The payment at maturity of $1,037.5000 per Security represents a total return on the Securities of 3.75000%.

Example 2 — The value of the Basket increases 50.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 150.00, resulting in a Basket Return of 50.00%.

Basket Component	Initial Component Price	Final Component Price	Component Return	Weighting
SPY Fund	$100.00	$145.00	45.00%	65.00%
EFA Fund	$100.00	$155.00	55.00%	25.00%
EEM Fund	$100.00	$170.00	70.00%	10.00%

Step 1: Calculate the Final Basket Level based on the Final Component Prices and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1 + (45.00% × 65.00%) + (55.00% × 25.00%) + (70.00% × 10.00%)] = 150.00

Therefore, the Final Basket Level is 150.00, resulting in a Basket Return of 50.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Price of each Basket Component is greater than its hypothetical Initial Component Price, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level.

Because the Basket Return of 50.00% is positive and such Basket Return multiplied by the Upside Gearing of 1.5 is greater than the Maximum Gain of 24.00%, the Issuer will pay a payment at maturity calculated as follows per Security:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Gearing and (b) the Maximum Gain)
$1,000 + ($1,000 × 24.00%) = $1,000 + $240 = $1,240.0000

The payment at maturity of $1,240.0000 per Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 24.00000%.

Example 3 — The value of the Basket decreases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 95.00, resulting in a Basket Return of -5.00%.

Basket Component	Initial Component Price	Final Component Price	Component Return	Weighting
SPY Fund	$100.00	$80.00	-20.00%	65.00%
EFA Fund	$100.00	$118.00	18.00%	25.00%
EEM Fund	$100.00	$135.00	35.00%	10.00%

Step 1: Calculate the Final Basket Level based on the Final Component Prices and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1 + (-20.00% × 65.00%) + (18.00% × 25.00%) + (35.00% × 10.00%)] = 95.00

Therefore, the Final Basket Level is 95.00, resulting in a Basket Return of -5.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Price of the SPY Fund is less than its hypothetical Initial Component Price, while the hypothetical Final Component Prices of the other Basket Components are each greater than their respective hypothetical Initial Component Prices. Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be moderated, and may be wholly offset, by a decrease in the more heavily weighted Basket Component. In this example, the 20.00% decrease in the SPY Fund has a significant impact on the Final Basket Level notwithstanding the positive performance of the other Basket Components due to the 65.00% weighting of the SPY Fund, which results in the hypothetical Final Basket Level being less than the Initial Basket Level.

Because the Basket Return is negative but the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $1,000.00 per Security.

The payment at maturity of $1,000.0000 per Security represents a total return on the Securities of 0.00000%.

Example 4 — The value of the Basket decreases 60.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 40.00, resulting in a Basket Return of -60.00%.

Basket Component	Initial Component Price	Final Component Price	Component Return	Weighting
SPY Fund	$100.00	$40.00	-60.00%	65.00%
EFA Fund	$100.00	$30.00	-70.00%	25.00%
EEM Fund	$100.00	$65.00	-35.00%	10.00%

Step 1: Calculate the Final Basket Level based on the Final Component Prices and Weightings for each Basket Component.

The Final Basket Level is calculated as follows:

100.00 × [1 + (-60.00% × 65.00%) + (-70.00% × 25.00%) + (-35.00% × 10.00%)] = 40.00

Therefore, the Final Basket Level is 40.00, resulting in a Basket Return of -60.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Price of each Basket Component is less than its hypothetical Initial Component Price, which results in the hypothetical Final Basket Level being less than the Initial Basket Level.

Because the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$1,000 + [$1,000 × (Basket Return + Threshold Percentage) × Downside Gearing]

$1,000 + [$1,000 × (-60.00% + 30%) × 1.4286] = $1,000 + -$428.5714 = $571.4286

The payment at maturity of $571.4286 per Security represents a loss on the Securities of 42.85714%.

If the Basket Return is negative and the Final Basket Level is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a loss of 1.4286% of principal for every 1% decline in the Basket in excess of the Threshold Percentage. Investors could lose some or all of their principal amount.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. The Securities could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Securities’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

The Basket

The Securities are linked to an unequally weighted basket consisting of the SPY Fund, the EFA Fund and the EEM Fund. While historical information on the value of the Basket does not exist for dates prior to the Trade Date, the following graph sets forth the performance of the Basket from January 2, 2008 through March 27, 2018, assuming that, on January 2, 2008, the Basket was constructed with the specified weights for the Basket Components, the Initial Component Prices were determined and the Initial Basket Level was set equal to 100.00. The dotted line represents the Downside Threshold of 70.00, which is equal to 70% of the Initial Basket Level.

We obtained the Closing Prices of each Basket Component used to calculate the below graph from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Basket should not be taken as an indication of future performance. Future performance of the Basket may differ significantly from historical performance, and no assurance can be given as to the value of the Basket during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Basket will not result in a loss on your initial investment.

The performance of the Basket will reflect the performance of the Basket Components. See “Risk Factors—Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Securities, and changes in the values of the Basket Components may offset each other” above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SPDR® S&P 500® ETF Trust

We have derived all information contained in this pricing supplement regarding the SPY Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, State Street Global Advisors Trust Company (“SSGA TC”), as trustee of the SPY Fund, and PDR Services LLC (“PDRS”), as sponsor of the SPY Fund. The SPY Fund is a unit investment trust that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.”

The SPY Fund’s objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index (the “SPX Index” and an “Underlying Index”). For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

The SPY Fund seeks to achieve its investment objective by holding a portfolio of the common stocks that are included in the SPX Index, with the weight of each stock substantially corresponding to the weight of that stock in the SPX Index. At any time, the SPY Portfolio will consist of as many of the securities composing the SPX Index as is practicable. To maintain the correspondence between the composition and weightings of the securities held by the SPY Fund and the component securities of the SPX Index, SSGA TC adjusts the holdings of the SPY Fund from time to time to conform to periodic changes in the identity and/or relative weightings of the component securities. SSGA TC aggregates certain of these adjustments and makes conforming changes to the holdings of the SPY Fund at least monthly or more frequently in the case of significant changes to the SPX Index.

The return of the SPY Fund may not match or achieve a high degree of correlation with the return of the SPX Index due to expenses and transaction costs incurred in adjusting the SPY Fund’s portfolio. In addition, it is possible that the SPY Fund may not always fully replicate the performance of the SPX Index due to the unavailability of certain the SPX Index securities in the secondary market or due to other extraordinary circumstances.

The SPY Fund is a registered investment company. Information provided to or filed with the SEC by the SPY Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the SPY Fund, SSBTC and PDRS, please see the SPY Fund’s prospectus. In addition, information about the SPY Fund, SSGA TC and PDRS may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPY Fund website at www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPY Fund’s website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the SPY Fund, based on the daily Closing Prices of the SPY Fund. The Closing Price of the SPY Fund on March 27, 2018 was $260.60.

We obtained the Closing Prices of the SPY Fund from Bloomberg, without independent verification. Historical performance of the SPY Fund should not be taken as an indication of future performance. Future performance of the SPY Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the SPY Fund during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the SPY Fund will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$156.73	$145.53	$156.55
4/1/2013	6/30/2013	$167.11	$154.14	$160.01
7/1/2013	9/30/2013	$173.14	$161.16	$168.10
10/1/2013	12/31/2013	$184.67	$165.48	$184.67
1/1/2014	3/31/2014	$188.26	$174.15	$187.04
4/1/2014	6/30/2014	$196.48	$181.48	$195.72
7/1/2014	9/30/2014	$201.82	$190.99	$197.02
10/1/2014	12/31/2014	$208.72	$186.27	$205.50
1/1/2015	3/31/2015	$211.99	$198.97	$206.43
4/1/2015	6/30/2015	$213.50	$205.42	$205.85
7/1/2015	9/30/2015	$212.59	$187.27	$191.63
10/1/2015	12/31/2015	$211.00	$192.13	$203.89
1/1/2016	3/31/2016	$206.10	$183.03	$205.56
4/1/2016	6/30/2016	$212.39	$199.53	$209.53

7/1/2016	9/30/2016	$219.09	$208.39	$216.30
10/1/2016	12/31/2016	$227.76	$208.55	$223.53
1/1/2017	3/31/2017	$239.78	$225.24	$235.74
4/1/2017	6/30/2017	$244.66	$232.51	$241.80
7/1/2017	9/30/2017	$251.23	$240.55	$251.23
10/1/2017	12/31/2017	$268.20	$252.32	$266.86
1/1/2018	3/27/2018*	$286.58	$257.63	$260.60

* Information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 27, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The following graph sets forth the historical performance of the SPY Fund from January 2, 2008 through March 27, 2018, based on the daily Closing Prices of the SPY Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the EFA Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EFA Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the EFA Fund. The EFA Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

The EFA Fund seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index (the “MXEA Index” and an “Underlying Index”). The MXEA Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of certain developed markets excluding the United States and Canada. The MXEA Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For more information about the MXEA Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MXEA Index, and may not hold all of the equity securities composing the MXEA Index. The EFA Fund invests in a representative sample of securities that collectively has an investment profile similar to the MXEA Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEA Index.

The MXEA Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EFA Fund is an actual investment portfolio. The performance of the EFA Fund and the MXEA Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA Fund’s portfolio and the MXEA Index resulting from the EFA Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EFA Fund but not to the MXEA Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EFA Fund’s tracking error will not exceed 5%. Because the EFA Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EFA Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the EFA Fund, please see the EFA Fund’s prospectus. In addition, information about iShares® Trust and the EFA Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the EFA Fund, based on the daily Closing Prices of the EFA Fund. The Closing Price of the EFA Fund on March 27, 2018 was $68.65.

We obtained the Closing Prices of the EFA Fund from Bloomberg, without independent verification. Historical performance of the EFA Fund should not be taken as an indication of future performance. Future performance of the EFA Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the EFA Fund during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the EFA Fund will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$59.89	$56.90	$58.98
4/1/2013	6/30/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/31/2013	$67.06	$62.71	$67.06
1/1/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84
1/1/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32

10/1/2015	12/31/2015	$62.06	$57.50	$58.75
1/1/2016	3/31/2016	$57.80	$51.38	$57.13
4/1/2016	6/30/2016	$59.87	$52.64	$55.81
7/1/2016	9/30/2016	$59.86	$54.44	$59.13
10/1/2016	12/31/2016	$59.20	$56.20	$57.73
1/1/2017	3/31/2017	$62.60	$58.09	$62.29
4/1/2017	6/30/2017	$67.22	$61.44	$65.20
7/1/2017	9/30/2017	$68.48	$64.83	$68.48
10/1/2017	12/31/2017	$70.80	$68.42	$70.31
1/1/2018	3/27/2018*	$75.25	$67.94	$68.65

* Information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 27, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The following graph sets forth the historical performance of the EFA Fund from January 2, 2008 through March 27, 2018, based on the daily Closing Prices of the EFA Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the EEM Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The EEM Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the EEM Fund. The EEM Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

The EEM Fund seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “MXEF Index” and an “Underlying Index”). The MXEF Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. The MXEF Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. For more information about the MXEF Index, see “Indices—The MSCI Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2018, the MXEF Index will include shares traded on mainland Chinese exchanges, referred to as A-shares.

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MXEF Index, and may not hold all of the equity securities composing the MXEF Index. The EEM Fund invests in a representative sample of securities that collectively has an investment profile similar to the MXEF Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEF Index.

The MXEF Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the EEM Fund is an actual investment portfolio. The performance of the EEM Fund and the MXEF Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM Fund’s portfolio and the MXEF Index resulting from the EEM Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the EEM Fund but not to the MXEF Index. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the EEM Fund’s tracking error will not exceed 5%. Because the EEM Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EEM Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the EEM Fund, please see the EEM Fund’s prospectus. In addition, information about iShares®, Inc. and the EEM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the EEM Fund, based on the daily Closing Prices of the EEM Fund. The Closing Price of the EEM Fund on March 27, 2018 was $47.53.

We obtained the Closing Prices of the EEM Fund from Bloomberg, without independent verification. Historical performance of the EEM Fund should not be taken as an indication of future performance. Future performance of the EEM Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the EEM Fund during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the EEM Fund will not in result a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2013	3/31/2013	$45.20	$41.80	$42.78
4/1/2013	6/30/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/31/2015	$41.07	$37.92	$40.13
4/1/2015	6/30/2015	$44.09	$39.04	$39.62

7/1/2015	9/30/2015	$39.78	$31.32	$32.78
10/1/2015	12/31/2015	$36.29	$31.55	$32.19
1/1/2016	3/31/2016	$34.28	$28.25	$34.25
4/1/2016	6/30/2016	$35.26	$31.87	$34.36
7/1/2016	9/30/2016	$38.20	$33.77	$37.45
10/1/2016	12/31/2016	$38.10	$34.08	$35.01
1/1/2017	3/31/2017	$39.99	$35.43	$39.39
4/1/2017	6/30/2017	$41.93	$38.81	$41.39
7/1/2017	9/30/2017	$45.85	$41.05	$44.81
10/1/2017	12/31/2017	$47.81	$44.82	$47.12
1/1/2018	3/27/2018*	$52.08	$45.69	$47.53

* Information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 27, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The following graph sets forth the historical performance of the EEM Fund from January 2, 2008 through March 27, 2018, based on the daily Closing Prices of the EEM Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.